Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @wmkspokesman

WEIS MARKETS ISSUES 1ST QUARTER RESULTS

Sunbury, PA (May 6, 2013) - Weis Markets, Inc. (NYSE:WMK) today reported its first quarter sales increased 3.2% to $682.7 million compared to the same period in 2012 while its comparable store sales increased 0.8%.

For the thirteen week period ending March 30, 2013, the Company's net income increased 0.5% to $20.1 million compared to the same period in 2012 while its diluted earnings per share increased to $.75 per share compared to $.74 per share for the same period a year ago.

"We continue to make forward progress in a market impacted by a poor economy that is generating minimal job growth. These have been ongoing trends in most of the markets we serve," said David J. Hepfinger, Weis Markets' President and CEO. "Our customers were also impacted in the first quarter by a tax increase and post-holiday debt. This soft sales environment spurred increased competitive activity in most of our key markets. We were able to offset these trends through disciplined marketing and promotional programs and improved productivity and operational efficiencies at store and distributional levels."

About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 164 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

First Quarter - 2013

	13 Week	13 Week
	Period Ended	Period Ended
	March 30, 2013	March 31, 2012	Increase)
	(Unaudited)	(Unaudited)	(Decrease)
Net Sales	$682,712,000	$661,610,000	3.2%

Income Before Taxes	31,893,000	31,487,000	1.3%
Provision for Income Taxes	11,764,000	11,461,000	2.6%
Net Income	$20,129,000	$20,026,000	0.5%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.75	$0.74	$0.01